As filed with the Securities and Exchange Commission on October 10, 2002 Registration No. 333- _____________________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 _____________________
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _____________________
Pepco Holdings, Inc. (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	52-2297449 (I.R.S. Employer Identification Number)
701 Ninth Street, N.W. Washington, D.C. 20068 (202) 872-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ELLEN SHERIFF ROGERS
Secretary and Assistant Treasurer
Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, D.C. 20068
(202) 872-3526
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________

Copy to: D. MICHAEL LEFEVER Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 662-6000 _____________________
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective. _____________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

_____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Common Stock (par value $0.01 per share) Debt Securities Stock Purchase Contracts Stock Purchase Units
Total	$500,000,000	$46,000

(1)

Includes an indeterminate principal amount or number of debt securities, shares of common stock, stock purchase contracts and stock purchase units, provided that in no event will the aggregate initial price of all debt securities, common stock, stock purchase contracts and stock purchase units sold under this registration statement exceed $500,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $500,000,000 notwithstanding that the stated principal amount of such securities may exceed such amount. In addition, there are being registered hereunder an indeterminate number of shares of common stock issuable upon settlement of stock purchase contracts or upon conversion or exchange of other securities.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum initial offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities.

(3)	Exclusive of accrued interest on debt securities, if any. _____________________

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2002
PROSPECTUS
$500,000,000 [PHI LOGO] Common Stock Debt Securities Stock Purchase Contracts Stock Purchase Units _____________________

          By this prospectus, we may offer these securities from time to time in one or more series with an aggregate offering price not to exceed $500,000,000. We will provide you with specific information about the offering and the terms of these securities in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          Our common stock trades on the New York Stock Exchange under the symbol "POM."

_____________________

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_____________________

The date of this prospectus is , 2002.
_____________________________________________________________________________________________

TABLE OF CONTENTS
Page
TABLE OF CONTENTS	2
ABOUT THIS PROSPECTUS	3
WHERE YOU CAN FIND MORE INFORMATION	3
FORWARD-LOOKING STATEMENTS	4
P EPCO HOLDINGS, INC.	5
USE OF PROCEEDS	7
RATIO OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF COMMON STOCK	19
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	21
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	23
EXPERTS	23

          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

          For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

          In this prospectus, unless the context indicates otherwise, the words "PHI," "the company," "we," "our," "ours" and "us" refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

                                                 WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol "POM." You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we, Potomac Electric Power Company ("Pepco"), and Conectiv have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of filing of the initial registration statement until we sell all of the securities.

•	Our Joint Proxy Statement-Prospectus included in our Registration Statement on Form S-4 (declared effective on May 30, 2001);
•	Our Annual Report on Form 10-K for the year ended December 31, 2001;
•

The description of our common stock included in our Registration Statement on Form 8-A, filed on July 23, 2002, registering the common stock under Section 12(b) of the Securities Exchange Act, and any amendment or report subsequently filed for the purpose of updating such description;

•	Pepco's Annual Report on Form 10-K for the year ended December 31, 2001;
•	Conectiv's Annual Report on Form 10-K for the year ended December 31, 2001;
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002;
•	Pepco's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002;
•	Conectiv's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002;
•

Our Current Reports on Form 8-K filed May 31, 2002, June 7, 2002 (as amended by Form 8-K/A filed July 3, 2002), July 18, 2002, August 2, 2002 (as amended by Forms 8-K/A filed August 14, 2002 and October 9, 2002), September 4, 2002, and September 12, 2002;

•	Pepco's Current Reports on Form 8-K filed January 24, 2002, January 25, 2002, April 25, 2002, May 31, 2002, July 25, 2002, and July 26, 2002; and
•	Conectiv's Current Reports on Form 8-K filed January 31, 2002, April 2, 2002, June 7, 2002, July 18, 2002, July 25, 2002, and July 26, 2002.

          If you request copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

                                                    FORWARD-LOOKING STATEMENTS

          Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management's intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

          The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

•	Changes in and compliance with environmental and safety laws and policies;
•	Weather conditions;
•	Population growth rates and demographic patterns;
•	Competition for retail and wholesale customers;
•	General economic conditions;
•	Growth in demand, sales and capacity to fulfill demand;
•	Changes in tax rates or policies or in rates of inflation;
•	Changes in project costs;
•	Unanticipated changes in operating expenses and capital expenditures;
•	Capital market conditions;
•	Restrictions imposed by the Public Utility Holding Company Act of 1935;
•	Competition for new energy development opportunities and other opportunities;
•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;
•	Pace of entry into new markets;
•	Success in marketing services;
•	Trading counterparty credit risk;
•	Ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices;
•	Volatility in market demand and prices for energy, capacity and fuel;
•	Operating performance of power plants;
•	Interest rate fluctuations and credit market concerns; and
•	Effects of geopolitical events, including the threat of domestic terrorism.

          Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

                                                                          PEPCO HOLDINGS, INC.

          We are a registered holding company under the Public Utility Holding Company Act of 1935. We were incorporated in Delaware in 2001 and became a holding company on August 1, 2002, in connection with the merger of Pepco and Conectiv. As a result of this merger, Pepco and Conectiv are now our wholly owned subsidiaries. We are engaged, through our subsidiaries, principally in regulated electric and gas utility distribution operations in competitive markets. The utility operations of our subsidiary companies serve more than 1.8 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. We are one of the largest owners of transmission in the Pennsylvania/New Jersey/Maryland power pool ("PJM"), serving a 10,000 square-mile service territory in a growing region with approximately 4 million in population. Our electric and gas delivery businesses are complemented by a portfolio of mid-merit generating assets and related marketing and risk management capabilities. Through our other non-regulated subsidiaries, we operate competitive retail energy businesses and manage a portfolio of financial investments.

          We manage the operations of our subsidiaries as described below.

Power Delivery

          The largest component of our business is power delivery, which we conduct through our subsidiaries Pepco, Delmarva Power & Light Company ("DPL"), and Atlantic City Electric Company ("ACE"). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. We refer to the operations of DPL and ACE collectively as "Conectiv Power Delivery."

               Pepco

          Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George's and Montgomery Counties in suburban Maryland. As of December 31, 2001, Pepco delivered electricity to approximately 700,000 customers. Under settlements entered into with regulatory authorities, Pepco is required to provide electricity supply at specified rates (which we refer to as "default service") to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco's electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity needed to fulfill these default service obligations at fixed prices that guarantee Pepco a profit on default service sales. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

               Conectiv Power Delivery

          DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. As of December 31, 2001, DPL delivered electricity to approximately 479,000 customers and gas to approximately 113,000 customers. Under regulatory settlements, DPL is required to provide default electricity service in Maryland until July 2003 for non-residential customers and until July 2004 for residential customers, to customers in Delaware until May 2006 and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (which we describe below) supplies all of DPL's default service load requirements under a supply agreement that ends June 30, 2004. Conectiv Energy's resources for supplying DPL's default service load include electricity generated by Conectiv Energy's plants and purchased electricity, including purchases under long-term agreements.

          DPL purchases gas supplies for its customers from marketers and producers in the spot market and under short-term and long-term agreements.

          ACE is engaged in the transmission and distribution of electricity in southern New Jersey. As of December 31, 2001, ACE delivered electricity to approximately 509,000 customers. ACE has no default service obligations.

          ACE also currently owns fossil fuel-fired generating electric generating plants with 740 MW of capacity. In May 2002, Conectiv initiated a competitive bidding process to sell the ACE plants and we expect that this bidding process will result in final sales agreements by late 2002 or early 2003.

Competitive Energy

          This component of our business is conducted through our subsidiaries Conectiv Energy Holding Company ("Conectiv Energy") and Pepco Energy Services, Inc. ("PES").

               Conectiv Energy

          Conectiv Energy supplies power to DPL and provides wholesale power and ancillary services to the PJM power pool. Conectiv Energy's generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher.

          As of June 30, 2002, Conectiv Energy owned and operated electric generating plants with 2,394 MW of capacity. In January 2002 Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that is expected to become partially operational by the end of 2002 and fully operational by the end of 2003. In addition, Conectiv Energy has ordered seven combustion turbines which, with additional equipment, could be configured into up to three combined cycle plants with approximately 550 MW of capacity each. Construction of these additional plants is subject to market conditions but is currently expected to occur in phases and to be completed by 2007, with delivery of the combustion turbines occurring in phases through 2003.

               PES

          PES provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. PES also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of "green power" facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, PES owns electricity generation plants with approximately 800 MW of capacity, the output of which PES sells in the wholesale market. PES also purchases electricity and gas in the wholesale markets to support its commitments to its retail customers.

Other Non-Regulated

          Potomac Capital Investment Corporation ("PCI") manages a portfolio of financial investments and strategic operating businesses that are designed to provide us with supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a new ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as our and Pepco's corporate headquarters.

          PCI's utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

          Pepco Communications, Inc. owns a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation, which provides cable and telecommunication services to households in the Washington, D.C. area.

          Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2900.

                                                                            USE OF PROCEEDS

          Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment of debt.

                                                     RATIO OF EARNINGS TO FIXED CHARGES

          The historical ratio of earnings to fixed charges for each of PHI, Pepco and Conectiv are set forth below for the periods indicated. In addition to historical ratios, pro forma ratios for PHI are presented that give effect to the merger of Pepco and Conectiv as if it occurred at the beginning of each period indicated.

PHI

PRO FORMA
12 Months Ended June 30, 2002	Year Ended December 31, 2001
Ratio of Earnings to Fixed Charges	2.59x	3.03x

          PHI became the parent of Pepco and Conectiv on August 1, 2002. Because Pepco is the predecessor of PHI, PHI's historical ratios are the same as Pepco's historical ratios, which are presented below. For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of income from continuing operations plus loss from equity investments plus income taxes and fixed charges, and fixed charges consist of interest expense, distributions of Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, interest factor in rentals, less competitive operations capitalized interest.

Pepco
	12 Months Ended June 30, 2002
		Year Ended December 31,
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	2.13x	2.44x	3.78x	2.59x	2.53x	2.02x

           For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of net income plus income taxes plus fixed charges, and fixed charges consist of interest expense, distributions of Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust and interest factor in rentals.

Conectiv
	6 Months Ended June 30, 2002
		Year Ended December 31,
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	2.11x	3.80x	2.33x	2.20x	2.55x	2.72x

          For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings, including Allowance for Funds Used During Construction, are income from continuing operations plus income taxes and fixed charges, less non-utility capitalized interest and undistributed earnings of equity method investees. Fixed charges include gross interest expense, the estimated interest component of rentals and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

                                                                DESCRIPTION OF DEBT SECURITIES

          The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities.

          The debt securities will be issued in one or more series under the Indenture, dated as of September 6, 2002, between us and The Bank of New York, as trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture. These summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, which is filed as an Exhibit to the registration statement of which this prospectus is a part.

General

          We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture will rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

          The relevant prospectus supplement will describe the terms of the debt securities being offered, including:

•	the title of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the debt securities will be payable;
•	the rate or rates at which the debt securities will bear interest, if any;
•	the currency or currency unit of payment if other than United States dollars;
•

the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;
•	any redemption, repayment or sinking fund provisions;
•	the place or places where the principal of and any premium and interest on the debt securities will be payable;
•	the denominations in which the debt securities will be issuable;
•	the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;
•

any addition to or change in the events of default set forth in the Indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the Indenture; and
•	any other terms of the debt securities not inconsistent with the provisions of the Indenture.

Conversion or Exchange

          If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Structural Subordination

          We are a holding company that conducts all of our operations through subsidiaries. Because the claims of our subsidiaries' creditors, including debtholders, and preferred stock holders are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the debt securities will be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. Most of our subsidiaries have outstanding indebtedness, and Pepco, DPL and ACE have outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Global Securities

          We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;
•	the depositary's nominee may transfer the whole registered global security to the depositary;
•	the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and
•	the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

          Depositary Arrangements

          We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

          Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

          Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

          So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

          Interest and Premium

          Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

          We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

          Withdrawal of Depositary

          If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Indenture, Section 305.)

Payment and Paying Agents

          Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

          Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 602.)

          All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 602.)

Registration and Transfer

          If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 602.)

          No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 305.)

Defeasance

          The Indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the Indenture ("legal defeasance") or be released from our obligations under certain covenants under the Indenture with respect to the debt securities such that our failure to comply with the defeased covenants will not constitute an Event of Default ("covenant defeasance"). We may effect a legal defeasance or a covenant defeasance by

(i)

irrevocably depositing in trust with the trustee money or Eligible Obligations (as defined in the Indenture) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities, and

(ii)	satisfying certain other conditions specified in the Indenture.
We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will
(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and
(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

          In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Indenture, Article 7.)

Limitation on Liens

          The Indenture provides that we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding debt securities issued under the Indenture equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)

any mortgage, pledge, security interest, lien or encumbrance (collectively, "lien") upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)

any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:
(a)

the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment or the corresponding judgment has been discharged within that 60-day period and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or
(c)

so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)

any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and to the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the debt secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as "Permitted Liens." For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:
(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;
(ii)

all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)

all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

          "Subsidiary" means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

          "Significant Subsidiary" means any Subsidiary, the Assets of which constitute five percent or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any lien upon the capital stock of such Subsidiary is effected.

          The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables.

          Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens , upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

(i)	Consolidated Shareholders' Equity;
(ii)

Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication,
(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

          The term "Consolidated Shareholders' Equity" means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)

indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;
(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and
(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

          As used in this definition, "liabilities" includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

          The term "Consolidated Subsidiary" means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

          The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Liens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets. (Indenture, Section 608.)

Consolidation, Merger and Sale of Assets

          Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities under the Indenture;
(ii)

Immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	We shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the Indenture.
Event of Default The term "Event of Default," when used in the Indenture with respect to any debt securities issued thereunder, means any of the following:
(i)	Failure to pay interest on such debt securities within 30 days after it is due;
(ii)	Failure to pay the principal of or any premium on any such debt securities when due;
(iii)

Failure to perform any other covenant in the Indenture, other than a covenant that does not relate to such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; or

(iv)	Events of our bankruptcy, insolvency or reorganization specified in the Indenture. (Indenture, Section 801.)

          An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

          If an Event of Default under the Indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

          At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

(i)	We have paid or deposited with the trustee a sum sufficient to pay:
(a)	all matured installments of interest on all debt securities of the series;
(b)	the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;
(c)

interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d)	all amounts due to the trustee under the Indenture; and
(ii)	Any other Event of Default under the Indenture with respect to the debt securities of that series has been cured or waived as provided in the Indenture.

          There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802.)

          Other than its duties in case of an Event of Default under the Indenture, the trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

          No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	The holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;
(ii)

The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings; and

(iii)	The trustee has failed to institute any proceeding for 60 days after notice. (Indenture, Section 807.)

          However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

          We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

Modification and Waiver

          Without the consent of any holder of debt securities issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	To evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;
(ii)	To add to our covenants or to surrender any of our rights or powers under the Indenture;
(iii)	To add additional events of default under the Indenture;
(iv)

To change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a)	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or
(b)	when no debt securities of the affected series remain outstanding under the Indenture;
(v)	To provide collateral security for all but not part of the debt securities;
(vi)	To establish the form or terms of debt securities of any series as permitted by the Indenture;
(vii)	To provide for the authentication and delivery of bearer securities;
(viii)	To evidence and provide for the acceptance of appointment of a successor trustee;
(ix)	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;
(x)	To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;
(xi)

To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)

To modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act. (Indenture, Section 1201.)

          The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the Indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

          If the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

          The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

(i)

Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)

Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii)

Modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby. (Indenture, Section 1202.)

          A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series.

          The Indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

          We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

Resignation of a Trustee

          The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of all series of debt securities then outstanding may remove the trustee at any time by giving written notice to us and the trustee. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 910.)

Notices

          Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

Title

          We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

          The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

          The trustee under the Indenture is The Bank of New York. In addition to acting as trustee under the Indenture, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

                                                                 DESCRIPTION OF COMMON STOCK

The following description of the terms of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law." The terms of our certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

          Our authorized capital stock consists of (i) 400,000,000 shares of common stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2002, 163,663,191 shares of common stock were outstanding and no preferred stock was outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

          Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared from time to time by our Board of Directors. We may pay dividends on the common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

          Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of the holders of common stock. Holders of common stock do not have cumulative voting rights for the election of directors.

Preemptive Rights

          The holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of the Company.

Liquidation Rights

          In the event we are liquidated, dissolved or wound up, after payment (or making provision for payment) of our debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of common stock are entitled to receive the balance of our remaining assets, if any.

Transfer Agent and Registrar

          Mellon Investor Services LLC, New York, N.Y., and one of our subsidiaries each serves as a transfer agent and registrar for the common stock.

Delaware Business Combination Statute

          Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:
•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;
•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and
•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

          The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

          Because our certificate of incorporation and bylaws do not include any provision to "opt-out" of the Delaware business combination statute, the statute will apply to business combinations involving us.

                DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

          The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily contain all of the information that you may find useful. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to such stock purchase contracts or stock purchase units which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units.

                                                                        PLAN OF DISTRIBUTION

          We may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

•	the terms of the offering of the securities;
•	the proceeds we will receive from such a sale;
•	any underwriting discounts, sales commissions and other items constituting underwriters' compensation;
•	any initial public offering price;
•	any commissions payable to agents;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which we may list the securities.
We may distribute the securities from time to time in one or more transactions at:
•	a fixed price;
•	prices that may be changed;
•	market prices at the time of sale;
•	prices related to prevailing market prices; and
•	negotiated prices.

          We will describe the method of distribution in the relevant prospectus supplement.

          If we use underwriters with respect to a series of the securities, we will set forth in the relevant prospectus supplement:

•	the name of the managing underwriter, if any;
•	the name of any other underwriters; and
•	the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

          The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

•

entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

•	subject the obligations of the underwriters to certain conditions precedent; and
•	obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.
In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:
•	overallot in connection with the offering, creating a short position;
•	bid for, and purchase, the securities in the open market to cover short positions;
•	bid for, and purchase, the securities in the open market to stabilize the price of the securities; and
•

reclaim selling concessions allowed for distributing the securities in the offering if the underwriter repurchases previously distributed securities in covering transactions, in stabilization transactions or otherwise.

          Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

          We may sell the common stock offered in this prospectus from time to time through one or more agents. Under an agency agreement to be entered into by the agents and us, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment. We will receive all of the proceeds from the sale of the common stock after paying the agents a commission. In addition, we will agree to reimburse any agents for certain of their expenses in connection with the sale of the common stock. The agents will sell the common stock on the New York Stock Exchange, or on any other exchange on which the common stock may be listed, at prevailing market prices through (a) ordinary brokers' transactions or (b) in block transactions (which may involve crosses) in accordance with the rules of the exchanges. In block transactions, the agents may purchase all or a portion of the shares for their own account as principal and resell them. The agents also may sell the common stock in a "fixed price offering" off the floor of the exchanges. If this happens, we will sell shares to the agents for their own account at a negotiated price (which is related to the prevailing market price), and the agents may form a group of dealers to participate with them in reselling the shares to you. The agents may also sell the shares by conducting a "special offering" or "exchange distribution" in accordance with the rules of the exchanges.

          We will name the agent or agents and describe the terms of any such offering, including the commission payable to the agents, in a prospectus supplement.

          If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

          Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

          We may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

          We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The relevant prospectus supplement will describe the commission payable for solicitation of those contracts.

          Offered securities may also be offered and sold, if so indicated in the relevant prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the relevant prospectus supplement.

          We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

                                                                              LEGAL MATTERS

          Certain legal matters with respect to the securities offered hereby will be passed upon for us by William T. Torgerson, Esq., our Executive Vice President and General Counsel, and by Covington & Burling, Washington, D.C.

                                                                                      EXPERTS

          The following financial statements have been incorporated by reference in this prospectus:

•

Consolidated financial statements of Pepco Holdings, Inc. as of December 31, 2001 and for the period from February 9, 2001 (inception) to December 31, 2001, included in the Annual Report on Form 10-K of Pepco Holdings, Inc. for the period ended December 31, 2001.

•

Consolidated financial statements of Potomac Electric Power Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in the Annual Report on Form 10-K of Potomac Electric Power Company for the year ended December 31, 2001.

•

Consolidated financial statements of Conectiv as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in the Annual Report on Form 10-K of Conectiv for the year ended December 31, 2001.

The aforementioned financial statements have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                                PART II

                                           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions) in connection with the issuance of the securities:

Registration fee $ 46,000*
Fees of rating agencies 133,000
Stock exchange listing fees 45,000
Printing 125,000
Accounting fees 65,000
Legal fees 90,000
Trustee's fees and expenses 10,000
Blue sky expenses 20,000
Miscellaneous, including traveling, telephone, copying, shipping, and other out-of-pocket expenses 40,000
Total $574,000

          * All items are estimated except the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant to the Registrant and its stockholders for monetary damages shall be eliminated or limited to the fullest extent permissible under applicable law as may be amended from time to time.

          Under Delaware law, a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe that his conduct was unlawful.

          A corporation also is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted with respect to any claim, issue or matter as to which the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

          Under Delaware law, a corporation must indemnify any present or former director or officer of the corporation who is successful on the merits or otherwise in the defense of any action, suit or proceeding against expenses actually and reasonably incurred by such person. Expenses incurred by an officer or director in defending civil, criminal, administrative or investigative proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation. Expenses incurred by former officers or directors or other employees or agents in defending such proceedings may be paid upon terms deemed appropriate by the corporation. The Registrant's certificate of incorporation provides that the Registrant shall indemnify and advance expenses to any director, officer or employee of the Registrant, and may indemnify, or advance expenses to any other persons, who is or was or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service as a director, officer, employee or agent of the Registrant or his or her service as a director, officer, employee or agent director of another enterprise at the request of the Registrant, to the fullest extent permitted by applicable law; provided that in the case of an advancement of expenses, if required by the Delaware General Corporation Law, an undertaking is first delivered to the Registrant, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified under the Bylaws.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

ITEM 16.      EXHIBITS.

1.01	Form of Underwriting Agreement relating to debt securities.*
1.02	Form of Underwriting Agreement relating to common stock.*
1.03	Form of Sales Agency Agreement relating to common stock.*
1.04	Form of Underwriting Agreement relating to stock purchase contracts.*
1.05	Form of Underwriting Agreement relating to stock purchase units.*
4.01	Certificate of Incorporation of the Company. (Filed as Exhibit 3.1 to the Company's Current Report on Form 8-K Report dated August 1, 2002 and incorporated by reference herein)
4.02	Bylaws of the Company. (Filed as Exhibit 3.2 to the Company's Current Report on Form 8-K Report dated August 1, 2002 and incorporated by reference herein)
4.03	Indenture, dated September 6, 2002, between the Company and The Bank of New York, as Trustee.
4.04	Specimen of certificate representing common stock of the Company.
4.05	Form of stock purchase contract.*
4.06	Form of stock purchase unit.*
4.07	Form of pledge agreement.*
4.08	Form of debt security.*
5.01	Opinion of William T. Torgerson, Esq.
12.01	Statement of computation of ratio of earnings to fixed charges of the Company.
12.02

Statement of computation of ratio of earnings to fixed charges of Pepco. (Filed as Exhibit 12 to Pepco's Quarterly Report on Form 10-Q for the Period Ended June 30, 2002 and incorporated by reference herein)

12.03

Statement of computation of ratio of earnings to fixed charges of Conectiv. (Filed as Exhibit 12 to Conectiv's Quarterly Report on Form 10-Q for the Period Ended June 30, 2002 and incorporated by reference herein)

15.01	Letter on Unaudited Financial Information.
23.01	Independent Accountants' Consent with respect to the Company.
23.02	Independent Accountants' Consent with respect to Pepco.
23.03	Independent Accountants' Consent with respect to Conectiv.
23.04	Consent of William T. Torgerson (included in Exhibit 5.01).
23.05	Consent of Covington & Burling.
24.01	Power of Attorney.
25.01	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.

*To be filed as an exhibit to a subsequent Current Report on Form 8-K.

ITEM 17. UNDERTAKINGS. The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                                                         SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 10th day of October, 2002.

PEPCO HOLDINGS, INC. JOHN M. DERRICK, JR.* By: John M. Derrick, Jr. Chairman and Chief Executive Officer
Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

JOHN M. DERRICK, JR.* John M. Derrick, Jr.	Chairman, Chief Executive Officer and Director (principal executive officer)	October 10, 2002
ANDREW W. WILLIAMS* Andrew W. Williams	Senior Vice President and Chief Financial Officer (principal financial officer	October 10, 2002
JAMES P. LAVIN* James P. Lavin	Controller (principal accounting officer)	October 10, 2002
EDMUND B. CRONIN, JR.* Edmund B. Cronin, Jr.	Director	October 10, 2002
TERENCE C. GOLDEN* Terence C. Golden	Director	October 10, 2002
GEORGE F. MACCORMACK* George F. MacCormack	Director	October 10, 2002
RICHARD B. MCGLYNN* Richard B. McGlynn	Director	October 10, 2002
Judith A. McHale	Director
FLORETTA D. MCKENZIE* Floretta D. McKenzie	Director	October 10, 2002
LAWRENCE C. NUSSDORF* Lawrence C. Nussdorf	Director	October 10, 2002
PETER F. O'MALLEY* Peter F. O'Malley	Director	October 10, 2002
PAULINE A. SCHNEIDER* Pauline A. Schneider	Director	October 10, 2002
DENNIS R. WRAASE* Dennis R. Wraase	Director	October 10, 2002
A. THOMAS YOUNG* A. Thomas Young	Director	October 10, 2002
*By: /s/ELLEN SHERIFF ROGERS Ellen Sheriff Rogers Attorney-in-Fact		October 10, 2002